Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2026, with respect to the consolidated financial statements of Nexentis Technologies, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin Member Firm of KPMG International
Tel Aviv, Israel
April 16, 2026